Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 22, 2006, relating to the financial statements and financial highlights which appear in the March 31, 2006 Annual Report to Shareholders of Nicholas-Applegate Institutional Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Transfer and Dividend Disbursing Agent, Legal Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

March 15, 2007